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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): June 8, 2005


                             VA SOFTWARE CORPORATION
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             (Exact name of Registrant as specified in its charter)


                Delaware                000-28369               77-0399299
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(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                              46939 Bayside Parkway
                            Fremont, California 94538
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          (Address, including zip code, of principal executive offices)


               Registrant's telephone number, including area code:
                                 (510) 687-7000


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          (Former name or former address, if changed since last report)


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ITEM 1.01 Entry into a Material Definitive Agreement

1. Board Compensation

On June 8, 2005, the VA Software Corporation ("VA") board of directors (the "Board") approved an updated policy for independent, non-employee Board member compensation based on recommendations from VA's compensation committee of the Board (the "Compensation Committee"). The new policy offers a total compensation package that the Board believes is commensurate with other similarly-situated public companies and aligns director and shareholder interests.

Effective  August 1, 2005,  each  non-employee  director  will receive an annual
retainer   of   $12,000,    $2,500   for   in-person    attendance    throughout
regularly-scheduled Board meetings and $1,250 for telephonic participation throughout regularly-scheduled Board meetings. The chair person of VA's audit committee of the Board (the "Audit Committee") will receive an annual retainer of $7,500, Audit Committee members will receive an annual retainer of $3,000 and Audit Committee members will receive $1,500 for in-person attendance or telephonic participation throughout regularly-scheduled Audit Committee meetings. The chair person of VA's Compensation Committee will receive an annual retainer of $5,000 and Compensation Committee members will receive an annual retainer of $1,000. The chair person of VA's nominating committee of the Board (the "Nominating Committee") will receive an annual retainer of $2,500 and Nominating Committee members will receive an annual retainer of $500. The annual equity grants pursuant to the Company's 1999 Director Option Plan (the "Director Plan"), which are made on the date of VA's annual meeting of stockholders to each non-employee director, will remain at 20,000 shares of VA's common stock. The initial equity grant for non-employee Board members, which pursuant to the Director Plan is granted to non-employee Board members on the date such person becomes a Board member, will remain at 80,000 shares of VA's common stock.


2. Acceleration of Stock Options

The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R, which is effective in the first quarter of VA's fiscal year 2006, which begins on August 1, 2005, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Currently, VA accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the statement of operations of the financial statements.

On June 8, 2005, in response to SFAS 123R, and upon recommendation of the Compensation Committee, the Board approved the acceleration of the vesting of all of the out-of-the-money, unvested stock options, except for options held by VA's non-employee directors. An option was considered out-of-the-money if the stated option exercise price was greater than $1.67, the NASDAQ Official Closing Price of VA's common stock on June 7, 2005, the last trading day before the Board approved the acceleration in accordance with the Compensation Committee's recommendation.


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As a result of the  Board's  decision  to  accelerate  the vesting of all of the out-of-the-money,  unvested  stock  options,  except  for  options  held by VA's non-employee  directors,  effective  as of June 8,  2005,  options  to  purchase
approximately   4,665,471   shares  of  VA  common  stock   became   immediately
exercisable, including options to purchase 2,145,473 shares held by VA's executive officers. The weighted average exercise price per share of all of the options accelerated was $2.66.

The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in VA's consolidated statement of operations in future financial statements upon the effectiveness of SFAS 123R. In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the acceleration may have a positive effect on employee morale and retention.

The future compensation expense that will be avoided, based on VA's implementation date for SFAS 123R of August 1, 2005, is approximately $3,137,548 million, $3,053,332 million and $1,956,843 million in VA's fiscal years 2006, 2007 and 2008, respectively.

3.  Termination of 1999 Employee Stock Purchase Plan

Under the Company's 1999 Employee Stock Purchase Plan (the "ESPP"), eligible employees had the opportunity to purchase VA common stock at a discount from the current market price through accumulated payroll deductions. The current Offering Period (as defined in the ESPP) was scheduled to terminate on August
31, 2005. On June 8, 2005, in response to the potential unfavorable financial accounting consequences that may result from the implementation of SFAS 123R, the Board, pursuant to its authority under the ESPP, determined that it was in the best interests of the Company and its stockholders to terminate the ESPP in its entirety as of July 29, 2005 and to amend the current offering period under the ESPP such that it will terminate contemporaneously with the ESPP on July 29, 2005.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        VA SOFTWARE CORPORATION.
                                        a Delaware corporation


Dated: June 14, 2005                    By:  /s/ Kathleen R. McElwee
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                                             Kathleen R. McElwee
                                             Senior Vice President
                                               and Chief Financial Officer


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